Exhibit 10.1

MANNKIND CORPORATION

Board of Directors Compensation Program for Non-Employee Directors

Updated March 25, 2013

Type of Compensation	Existing Program		Revised Program
Board annual retainer(1)		$25,000			$40,000

Board fee per meeting		$2,000			N/A

Committee annual retainer(1)	Audit: Compensation: Nominating and	$4,000 $2,000	Audit: Compensation: Nominating and	$10,000 $7,500
	Corporate Governance:	$2,000	Corporate Governance:		$5,000

Committee chair additional annual retainer(1)	Audit: Compensation: Nominating and	$4,000 $1,000	Audit: Compensation: Nominating and	$10,000 $7,500
	Corporate Governance:	$1,000	Corporate Governance:		$5,000

Committee fee per meeting	Audit: Compensation: Nominating and	$750 $750			N/A
	Corporate Governance:	$750

Lead director additional annual retainer(1)		N/A			$20,000

Equity award upon initial election or appointment to the Board	Stock option for 30,000 shares of common stock, vesting in three equal annual installments on each anniversary of the initial election or appointment of such director		Stock option for 30,000 shares of common stock, vesting in three equal annual installments on each anniversary of the initial election or appointment of such director

Annual equity award(2)	Stock option for 10,000 shares of common stock, vesting in 36 equal monthly installments commencing one month from the date of grant

Equity awards determined by dividing $85,000 by the 20-day trailing average closing price of the Company’s common stock reported on Nasdaq as of the trading day immediately preceding the date of the applicable annual meeting of stockholders (the “Total Award”):

- An amount equal to 1/3 of the Total Award rounded up to the nearest 100 shares in the form of a restricted stock unit, vesting as provided below; and

- An amount equal 2/3 of the Total Award rounded up to the nearest 100 shares in the form of a stock option at an exercise price equal to 100% of fair market value of the Company’s common stock on the date of grant, vesting as provided below.

Each such equity award shall vest in 36 equal monthly installments commencing one month from the date of grant; provided that, with respect to any such equity award that is granted prior to the date of approval by the FDA of the NDA for AFREZZA (the “FDA Approval Date”), no vesting shall occur until the FDA Approval Date, at which time any portion of such award that would have been vested as of such date absent this proviso shall immediately vest.

(1)	Non-employee directors have an option to receive their annual retainer in cash or Company stock. If a non-employee director elects to receive his annual retainer in Company stock, two awards of restricted stock units will be granted. One of these awards will consist of that number of shares that equals 100% of the annual retainer, based on the closing price on the day immediately prior to the grant date. This award will vest (i.e., the shares will be delivered) on the earlier to occur of (i) the retirement or removal of the non-employee director from the Board of Directors; (ii) his or her death; or (iii) five years from the grant date. The other award will consist of that number of shares that equals 15% of the annual retainer, based on the same closing price. This award will vest upon the earlier to occur of (i) the retirement or removal of the non-employee director from the Board of Directors, provided that such retirement or removal occurs more than one year after the grant date; (ii) his or her death; or (iii) five years from the grant date.
(2)	If a non-employee director has not been serving as a non-employee director for the entire period since the immediately preceding annual stockholders meeting, then the number of shares subject to such annual equity award shall be reduced proportionately for each full quarter prior to the date of grant during which such person did not serve as a non-employee director.